CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Pre-Effective Amendment 1 to the Registration Statement on Form N-4, 333-237300 of RiverSource® RAVA 5 Access Variable Annuity (offered for contract applications signed on or after June 22, 2020) of our report dated April 21, 2020 relating to the financial statements of RiverSource Life Insurance Co. of New York and our report dated April 22, 2020 with respect to the financial statements of RiverSource of New York Variable Annuity Account, which appear in such Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

June 26, 2020